UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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[ ]	Soliciting Material under ss. 240.14a-12

REPUBLIC FIRST BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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March 24, 2006

Dear Shareholder:

You are cordially invited to attend the 2006 Annual Meeting of the Shareholders of Republic First Bancorp, Inc. to be held on Tuesday, April 25, 2006, at 4:00 p.m., Philadelphia time, at the Union League of Philadelphia, Broad & Sansom Streets, Philadelphia, PA 19102.

It is very important that you be represented at the annual meeting regardless of the number of shares you own or whether you are able to attend the meeting in person. We urge you to mark, sign and date your proxy card today and return it in the envelope provided, even if you plan to attend the annual meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

Enclosed with your proxy materials is a copy of our 2005 Annual Report to shareholders and Form 10-K.

We look forward to seeing you at the meeting.

Sincerely,
/s/ Harry D. Madonna
Harry D. Madonna
Chairman of the Board of Directors
Chief Executive Officer

REPUBLIC FIRST BANCORP, INC.

1608 Walnut Street

Philadelphia, Pennsylvania 19103

_______________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 25, 2006
_______________________

TO OUR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN THAT the 2006 Annual Meeting of Shareholders (the “Annual Meeting”) of Republic First Bancorp, Inc. (the “Company”) will be held on Tuesday, April 25, 2006, at 4:00 p.m., Philadelphia time, at the Union League of Philadelphia, Broad & Sansom Streets, Philadelphia, PA 19102 to consider and act upon:

1.	The election of three (3) Class II Directors of the Company; and
2.	The transaction of such other business as properly may be brought before the Annual Meeting or any adjournment or postponement thereof.
Shareholders of record of the Company at the close of business on March 14, 2006, are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

All shareholders are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete and sign the enclosed proxy card and return it promptly to the Company in the enclosed envelope, which requires no postage if mailed in the United States.

March 24, 2006	Sincerely,
/s/ Denise Tinney
Denise Tinney
Corporate Secretary

IT IS IMPORTANT THAT YOU RETURN YOUR SIGNED PROXY CARD PROMPTLY, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

______________________

TABLE OF CONTENTS
______________________

REPUBLIC FIRST BANCORP, INC.

1608 Walnut Street
Philadelphia, Pennsylvania 19103

ANNUAL MEETING OF SHAREHOLDERS

To Be Held on Tuesday, April 25, 2006

_____________________

PROXY STATEMENT
_____________________

General Information

This Proxy Statement has been prepared and is being distributed in connection with the solicitation by the Board of Directors of Republic First Bancorp, Inc. (the “Company”) of proxies in the enclosed form for use at the 2006 Annual Meeting of Shareholders of the Company to be held on Tuesday, April 25, 2006, at 4:00 p.m., Philadelphia time, at the Union League of Philadelphia, Broad & Sansom Streets, Philadelphia, PA 19102 (such meeting and any adjournment(s) or postponement(s) thereof are herein referred to as the “Annual Meeting”). This Proxy Statement is first being given or sent to shareholders of the Company on or about March 24, 2006.

Voting and Revocability of Proxies

Unless contrary instructions are indicated, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR the election of the nominees for Directors named herein. As of the date of this Proxy Statement, the Board of Directors of the Company (the “Board”) knows of no business that will be presented for consideration at the Annual Meeting other than that referred to above. If any other business properly comes before the Annual Meeting, the persons designated in the enclosed proxy will vote on such business in accordance with their best judgment.

Any shareholder who executes and returns a proxy card may revoke it at any time before it is voted by delivering to Denise Tinney, Corporate Secretary of the Company, at the principal executive offices of the Company at 1608 Walnut Street, Philadelphia, PA 19103, a written instrument revoking the proxy, a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Solicitation of Proxies

Your proxy is being solicited by the Board for use in connection with the Annual Meeting. The cost of such solicitation will be borne by the Company. Proxies may be solicited in person or by mail, telephone, telegram, mailgram or other means by Directors, officers, and employees of the Company. Such persons will not receive any fees for such solicitation. Brokers, nominees, fiduciaries and other custodians have been requested to forward such soliciting material to the beneficial owners of shares held of record by them, and such custodians may be reimbursed for their expenses.

Voting Securities, Quorum and Required Vote

As of the close of business on March 14, 2006, the record date for voting at the Annual Meeting (“the Record Date”), there were 8,756,462 outstanding shares of common stock, par value $0.01 per share, of the Company. Holders of the Company’s common stock are entitled to one vote per share on all matters to be voted upon at the Annual Meeting. As of the date hereof, there are no other classes of the Company’s capital stock issued or outstanding.

The presence in person or by proxy of a majority of the shares of common stock outstanding on the Record Date will constitute a quorum for the purpose of conducting business at the Annual Meeting. For the purpose of determining the votes cast with respect to any matter presented for consideration at the meeting, only those votes cast “FOR” or “AGAINST” are included. Abstentions and broker non-votes (shares held by brokers on behalf of their customers which may not be voted on certain matters because the brokers have not received specific voting instructions from their customers with respect to such matters) will be counted solely for the purpose of determining whether a quorum is present.

The three Class II nominees for Directors receiving the highest number of votes cast by shareholders entitled to vote for such class of Directors shall be elected.

Paul Verdi and Maria Oliveri shall be appointed the lawful proxies, each with full power of substitution, for and on behalf of the shareholders, to vote as specified in any appropriately completed proxy card, the shares of the Company’s common stock held of record by the shareholder.

Shareholder Communications with Directors

The Company does not have formal procedures for shareholder communication with the Board. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to the Corporate Secretary at Republic First Bancorp, Inc., 1608 Walnut Street, Philadelphia, PA 19103, with a request to forward the same to the intended recipient. In general, all shareholder communication delivered to the Corporate Secretary for forwarding to the Board or specified Board members will be forwarded in accordance with the shareholder’s instructions. However, the Corporate Secretary reserves the right to not forward to Board members any abusive, threatening or otherwise inappropriate materials.

The Company encourages all incumbent Directors and nominees for election as Director to attend the Annual Meeting. All Directors attended the Annual Meeting in April, 2005.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Articles of Incorporation and By-Laws provide for the classification of Directors into three classes, as nearly equal in number as possible, with approximately one-third of the Directors to be elected annually for three-year terms. The Articles of Incorporation and By-Laws provide that the Board may consist of not less than five Directors and not more than 25 Directors.

The Board consists of nine Directors divided into three classes. Currently, the Class I Directors are Harry D. Madonna, William W. Batoff and Louis J. DeCesare; the Class II Directors are Robert J. Coleman, Lyle W. Hall and Harris Wildstein, Esq.; and the Class III Directors are Neal I. Rodin, Steven J. Shotz and Barry L. Spevak. Mr. DeCesare was elected by the Board on February 14, 2006 to fill the unexpired term of Mr. Adelberg who resigned as a member of the Board.

The Class III Directors will hold office until the Company’s 2007 annual meeting and the Class I Directors will hold office until the Company’s 2008 annual meeting. All Directors will hold office until the annual meeting of shareholders at which their terms expire and the elections and qualification of their successors.

The Board has nominated Robert J. Coleman, Lyle W. Hall and Harris Wildstein, Esq. to continue to serve as Class II Directors, each of whose term will expire in 2009. All of the Director nominees have agreed to stand for election. Assuming election of all nominees, a majority of the Board members will be independent, as defined by the rules of the NASDAQ Stock Market.

Director Nominees

The following individuals have been nominated for election to the Board each of them to serve until the end of his respective terms or until his successor is elected and qualified:

Robert J. Coleman, age 69, has been a Director of the Company since April 2003. He has also been the Chairman & Chief Executive Officer of Marshall, Dennehey, Warner, Coleman & Goggin, a defense litigation law firm, since 1974.

Lyle W. Hall, Jr., age 61, has been a Director of the Company since April 2004. Mr. Hall has been the President of Deilwydd Partners, a real estate and financial consulting company, since 1987. Prior to that, Mr. Hall was the Executive Vice President and Director of Butcher & Company, a New York Stock Exchange Investment Banking Company. Mr. Hall is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

Harris Wildstein, Esq., age 60, has been a Director of the Company and of Republic First Bank, a Pennsylvania chartered bank which is a wholly-owned subsidiary of the Company (the “PA Bank”) since 1988. Since 1999, Mr. Wildstein has been a Director of the First Bank of Delaware, a Delaware chartered bank, which was a wholly-owned subsidiary of the Company and was spun off by the Company effective January 31, 2005 (the “DE Bank”). Mr. Wildstein has also been the Vice President of R&S Imports, Ltd., an automobile dealership since 1977 and President of HVW, Inc., an automobile dealership, since 1982.

Each of Messrs. Coleman, Hall and Wildstein has agreed to be named as a nominee for Director in this Proxy Statement and has consented to serve as a Director if elected. The Company expects all nominees to be willing and able to serve. The Board may designate a substitute nominee to replace any bona fide nominee who was nominated and who, for any reason, becomes unavailable for election or service as a Director. If any of the nominees becomes unable to serve, the persons designated in the enclosed proxy will vote for the election of such other person or persons as the Board may recommend.

Continuing Directors

Each of the following individuals will continue to serve as a Director of the Company until the end of his respective terms or until his successor is elected and qualified:

William W. Batoff, age 71, has been a Director of the Company and the PA Bank since 1988 and a Director of the DE Bank since 1999. Since 1996, he has been the managing Director of William W. Batoff Associates, a government relations consulting firm. Prior to that, Mr.Batoff has been a senior consultant of Cassidy & Associates, a government relations consulting firm, since 1992, and has been a Presidential Appointee to the Advisory Board of the Pension Benefit Guarantee Corporation (PBGC) a United States Government Agency.

Louis J. DeCesare, age 46, has been a Director of the Company since February 14, 2006 when he was elected by the Board to fill the unexpired term of Mr. Adelberg who resigned as a member of the Board. Mr. DeCesare has been the Executive Vice President and Chief Lending Officer of the PA Bank since November, 2003. Prior to that, Mr. DeCesare served as a Vice President of Commercial Lending of Commonwealth Bank from 1998 until 2002. He was Regional Vice President of Commerce Bank from 1994 to 1998.

Harry D. Madonna, age 63 has been the Chairman and Chief Executive Officer of the Company and of the PA Bank since 1988. Since 1999 Mr. Madonna has been chairman of the Board of Directors of the DE Bank. Since January 2002, Mr. Madonna also served as chief executive officer of the DE Bank. Mr. Madonna was of counsel to Spector Gadon & Rosen, P.C., a general practice law firm located in Philadelphia, Pennsylvania, from January 1, 2002 until June 30, 2005, and prior to that, was a partner of Blank Rome Comisky & McCauley LLP, a general practice law firm located in Philadelphia, Pennsylvania, since 1980.

Neal I. Rodin, age 60, has been a Director of the Company and the PA Bank since 1988. Mr. Rodin has been the Managing Director of the Rodin Group, an international real estate investment company, since 1988, and has been the President of IFC, an international financing and investing company, since 1975.

Steven J. Shotz, age 61, has been a Director of the Company and the PA Bank since 1988 and a Director of the DE Bank since 1999. Mr. Shotz was appointed as a Director of Remington Financial Group, a real estate investment bank in 2005 and has been the President of Quantum Group, Inc., a venture capital fund, since 1995.

Barry L. Spevak, age 45, has been a Director of the Company since April 2004. He has also been a partner with Miller Downey Spevak Kaffenberger, Limited, a certified public accounting firm, since 1991 and serves on the board of directors of the Recording for the Blind and Dyslectic.

Committees of the Board of Directors

The Company’s Board of Directors has organized the following standing committees: the Executive Committee, the Audit Committee, the Nominating Committee and the Compensation and Option Committee.

Executive Committee. Messrs. Madonna (chair), Shotz and Wildstein serve as members of the Company’s Executive Committee. The Executive Committee is authorized to exercise all of the authority of the Board in the management of the Company’s affairs between Board meetings, unless otherwise provided by the by-laws or applicable law. The Executive Committee did not hold any meetings during 2005.

Audit Committee. Messrs. Hall (chair), Batoff and Spevak serve as members of the Audit Committee. Mr. Hall is an “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K, and is “financially sophisticated,” as that term is defined under the rules of the NASDAQ Stock Market. The Audit Committee provides general financial oversight over financial reporting and the adequacy of the Company’s internal controls through meetings with the Company’s management and its independent auditors. All members of the Audit Committee are independent, as defined by the rules of the NASDAQ Stock Market. The Audit Committee held four meetings during 2005, and it operates under a written charter approved by the Board. A copy of the Audit Committee charter is available on the Company’s website at www.rfbkonline.com. See “Audit Committee Report to Shareholders.”

Compensation and Option Committee. Messrs. Batoff (chair), Hall, and Spevak serve as members of the Compensation and Option Committee. The Compensation and Option Committee is authorized to grant options evaluate executive management’s performance and approve compensation arrangements for the Company’s Chief Executive Officer. All members of the Compensation and Option Committee are independent as defined by the rules of the NASDAQ Stock Market. The Compensation and Option Committee held one meeting in 2005.

Nominating Committee. Messrs. Spevak (chair), Hall, and Batoff serve as members of the Nominating Committee. All members of the Nominating Committee are independent, as defined by the rules of the NASDAQ Stock Market. The Nominating Committee held one meeting in 2005. A copy of the Nominating Committee’s charter is available on the Company’s website at www.rfbkonline.com.

The Nominating Committee oversees the composition and operation of the Company’s Board, including identifying individuals qualified to become Board members, recommending to the Board Director nominees for the next annual meeting of shareholders, and filling vacancies occurring between annual shareholder meetings. It identifies Director candidates by considering the recommendations of the Company’s Directors, executive officers and shareholders, as well as those of experts and consultants of the Company. The Nominating Committee evaluates each candidate’s background and experience as well as the candidate’s ability to act in the best interest of the Company’s shareholders, analyzing such qualities as the candidate’s accomplishments, business experience and acumen, honesty and integrity.

The Nominating Committee will consider Director nominees recommended by security holders for nomination for election at the annual meetings of the Company’s shareholders. The procedures for submitting such nominations are described below under “Shareholder Proposals and Nominations for the 2007 Annual Meeting.”

Meetings of the Board and Attendance

During 2005, the Directors held six Board meetings. All of the Directors attended at least 75% of all of the meetings of the Board and the meetings of all committees of the Board on which such Director served.

Executive Officers

The following sets forth certain information regarding the executive officers of the Company. Information pertaining to Harry D. Madonna, who is both a Director and Chief Executive Officer of the Company and to Louis J. DeCesare who is both a Director and Chief Lending Officer of the Company, may be found in the section entitled “Election of Directors.”

Paul Frenkiel, age 52 has been the Chief Financial Officer of the Company, the PA Bank and the DE Bank since November, 2000, and has been a Director of the DE Bank from January 2002 until April 2004. Prior to that, Mr. Frenkiel served as the Chief Financial Officer of JeffBanks Inc., a bank holding company, from 1987 until April 2000.

Paul A. Verdi, Jr., age 43, has been an Executive Vice President and Chief Retail Banking Officer of the Company, the PA Bank and the DE Bank since September 1994. Prior to that, Mr. Verdi served as vice president/area manager of First Fidelity Bank since 1986.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF ALL NOMINEES.

EXECUTIVE COMPENSATION

Following the spin-off by the Company of the DE Bank, all of the Company’s employees were transferred to BSC Services Corporation, a wholly-owned subsidiary of the DE Bank. Certain of the Company’s officers continue to serve as officers of the DE Bank. The PA Bank and the DE Bank have agreed to reimburse BSC Services Corporation for compensation expenses related to such officers. Such reimbursement will be made by the PA Bank and the DE Bank in accordance with agreed upon time allocations. Such allocations will include the amounts spent on the work of such respective officers for the Company. See “Certain Relationship and Related Party Transactions.” Mr. Madonna serves as Chairman and Chief Executive Officer and is anticipated to spend approximately 50% of his time on his work for the DE Bank. Mr. Frenkiel serves as Chief Financial Officer with approximately 35% of his time anticipated to be spent on his work for the DE Bank. Mr. DeCesare serves, in addition to his position as Director of the Company, as Chief Lending Officer with approximately 9% of his time anticipated to be spent on his work for the DE Bank. Mr. Verdi serves as Chief Retail Banking Officer with approximately 8% of his time anticipated to be spent on his work for the DE Bank.

The following table shows the annual compensation of the Company's Chief Executive Officer and of the Company’s other four most highly compensated executive officers for services render to the Company and the PA Bank during 2005 and for services render to the Company, the PA Bank and the DE Bank during 2004 and 2003.

No executive officer who would otherwise have been included in such table on the basis of compensation for fiscal year 2005 has been excluded by reason of his or her termination of employment or change in executive status during the fiscal year.

SUMMARY COMPENSATION TABLE

	Annual Compensation			Long-Term Compensation(2)
Name & Principal Position	Year	Salary ($) (3)	Bonus ($)(3)	Restricted Stock Awards #	Securities Underlying Options (#) (1)
Harry D. Madonna Chief Executive Officer and President of the Company and the DE Bank	2005(3) 2004 2003	264,673 362,619 330,000	150,000 150,000 82,500	-- -- --	22,400 -- 20,944
Robert D. Davis Former President of the PA Bank	2005 2004 2003	263,209 308,857 269,870	100,000 68,063 35,000	-- -- --	-- 14,374 14,374
Louis J. DeCesare Executive Vice President and Chief Lending Officer of the PA Bank	2005(3) 2004 2003	174,656 158,149 117,500	45,500 30,000 20,000	-- -- --	13,955 -- 17,864
Paul Frenkiel Executive Vice President and Chief Financial Officer of the Company and the Banks	2005(3) 2004 2003	109,070 167,800 162,923	20,800 32,000 8,000	-- -- --	-- -- --
Paul A. Verdi, Jr. Executive Vice President and Chief Retail Banking Officer	2005(3) 2004 2003	127,469 125,000 110,000	27,600 25,000 22,000	-- -- --	3,360 -- 9,240

(1)	As adjusted to reflect a 12% stock dividend distributed on May 17, 2005.
(2)	Executive officers participate in a deferred compensation plan wherein an amount equal to 20% of base salary is contributed to the plan by the Company, and utilized to buy stock of the Company. To promote retention of key officers, a three year vesting requirement is required for each contribution.
(3)	After the January 1, 2005 effective date of the spin-off of the DE Bank, salaries and bonus are allocated between the Company, the PA Bank and DE Bank based upon the percentage of time devoted to each institution. The amounts provided in the table do not include the amounts paid by the DE Bank during 2005 to BSC Services Corporation as reimbursement for compensation expenses paid to the named officers for services rendered to the DE Bank.

Employment Agreements and Change in Control Agreements

Harry D. Madonna. Mr. Madonna currently serves as Chairman of the Board and President and Chief Executive Officer of the Company under the terms of an agreement (the “Madonna Agreement”) which was extended for three years effective January 1, 2005, at an annual base salary of $300,000. The annual base salary will increase 10% per annum during the second and third year of the Madonna Agreement on the anniversary date of the commencement of Mr. Madonna’s employment. The Company and Mr. Madonna may terminate the Madonna Agreement at any time for cause. Mr. Madonna is also eligible to receive an annual bonus of at least twenty-five (25) percent of his then annual base compensation in the sole discretion and determination of the Compensation and Option Committee, upon achieving mutually agreed upon criteria. Mr. Madonna will be provided an automobile and reimbursed for one half of the operation, maintenance and insurance expenses of the automobile. Upon the occurrence of any one of the events described in the Company’s change in control policy, which results in Mr. Madonna terminating his employment with the Company, Mr. Madonna will receive a severance payment equal to two times his annual base salary in the year of the occurrence of such event. Upon a change in control, Mr. Madonna will also receive his base annual salary and continuous funding under the life insurance policy covering executives and under his 401(k) plan for the period commencing upon termination of Mr. Madonna’s employment and ending one year after the date on which the Madonna Agreement was to expire. In addition, upon such termination of employment, Mr. Madonna will receive title to the automobile provided to him by the Company. The Madonna Agreement provides for the non-disclosure by Mr. Madonna of confidential information acquired by him in the context of his employment with the Company.

Other Executives. The Company has adopted a change in control policy according to which, upon the occurrence any one of the events described therein as resulting in a change in control, each senior officer of the Company will receive a payment equal to 2 time such officer’s annual base salary, in the event that he determines not to continue their employment after such event.

Compensation of Directors.

Employee Directors receive no additional compensation for their participation in Board meetings. Non-employee Directors receive a $6,000 quarterly retainer and $500 for each committee meeting attended, except that the chair of each committee receives $750 for each committee meeting attended. Also, Audit Committee members receive $1,000 for each meeting attended, and the Audit Committee chair receives $1,500 for each meeting attended.

OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth information concerning the awards of options to purchase common stock made to the named executive officers during fiscal year 2005. All options were originally granted at an exercise price equal to the closing market price of the Company’s common stock on the date of grant. All options have a ten-year term, subject in certain cases to earlier expiration following termination of employment.

	Number of Securities	Percent of Total Options	Exercise
	Underlying Options	Granted to Employees	Price	Expiration	Grant Date
Name	Granted (#)(1)	in Fiscal year	$/Share	Date	Present Value ($)(2)
_____________________	___________________________	_____________________________	_____________	_____________	________________________

Harry D. Madonna	22,400	16.37%	12.16	4/20/15	110,208
Robert D. Davis	--	--	--	--	--
Louis J. DeCesare	13,955	10.20%	12.16	4/20/15	68,659
Paul Frenkiel	--	--	--	--	--
Paul A. Verdi, Jr.	3,360	2.46%	12.16	4/20/15	16,531

(1)	As adjusted to reflect a 12% stock dividend distributed on May 17, 2005.
(2)	The present value is computed using the Black-Scholes option pricing model, which is a method of calculating the hypothetical value of the options on the date of grant. The following assumptions were used in calculating the Black-Scholes values: expected time of exercise of 9 years; risk-free interest rate of 4.03%; assumed annual volatility of underlying shares of 22.17%; dividend yield of 0% and vesting of all shares.

AGGREGATE OPTION EXERCISES FOR THE YEAR ENDED
DECEMBER 31, 2005 AND FISCAL YEAR END OPTION VALUES

The following table sets forth information concerning the exercise of stock during fiscal year 2005 by each of the named executive officers and the number and value of unexercised options held by those officers at the end of the fiscal year 2005:

			No. of Securities		Value of Unexercised,
			Underlying Unexercised		In-the-Money Options
			Options at FY-End (#) (1)		Held at Fiscal Year End (2)
			_____________________________________		______________________________________

	Shares
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable ($)	Unexercisable ($)
___________________	_______________	_________________	________________	_______________	_____________	__________

Harry D. Madonna	148,138	1,562,855	107,408	--	789,492	--
Robert D. Davis	121,968	1,090,772	--	--	--	--
Louis J. DeCesare	--	--	39,211	--	197,089	--
Paul Frenkiel	33,000	358,710	--	--	--	--
Paul A. Verdi, Jr.	--	--	22,456	--	168,603	--
(1)	As adjusted to reflect a 12% stock dividend distributed on May 17, 2005.

(2)	Based upon a price of $13.15 per share, the closing price per share on December 31, 2005.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2005, with respect to the shares of common stock the may be issued under the Company’s existing equity compensation plans.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance (excluding securities reflected in column (a)
Equity compensation plans approved by security holders: Amended and Restated Stock Option Plan and Restricted Stock Plan	623,884	$6.35	(1)
Equity compensation plans not approved by security holders:	--	--	--
Incentives to acquire new employees	--	--	--
Total	623,884	$6.35	(1)

(1)
The amended plan includes an "evergreen formula" which provides that the maximum number of shares which may be issued is 1,540,000 shares plus an annual increase equal to the number of shares required to restore the maximum number of shares available for grant to 1,540,000 shares.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires the Company’s officers and Directors and persons who own more than 10% of a registered class of the Company’s equity securities (collectively, the “Reporting Persons”) to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. Based on the Company’s review of the copies of the reports filed by such persons, the Company believes that all filings required to be made by Reporting Persons for the period from January 1, 2005 through December 31, 2005 were made on a timely basis.

Stock Performance Graph

The following line graph compares the yearly percentage change in the cumulative stockholder return on the Company’s common stock to the NASDAQ Market Index and the SNL Bank Index over the five-year period beginning December 31, 2000, and ending December 31, 2005. Cumulative stockholder return has been measured on a weighted-average basis based on market capitalizations of the component companies comprising the peer group index at the close of trading on the last trading day preceding the beginning of each year assuming an initial investment of $100 and reinvestment of dividends.

	Period Ending
Index	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Republic First Bancorp, Inc.	131.73	173.36	325.07	448.80	559.09
NASDAQ Composite	78.18	54.44	82.09	89.59	91.54
SNL Bank Index	101.00	92.61	124.93	140.00	141.91

(1) Represents banks traded on the New York, NASDAQ and American Stock Exchanges.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the stock performance graph set forth above and the following reports by the Audit Committee and the Compensation and Option Committee, shall not be incorporated by reference into any such filings nor shall they be deemed to be soliciting material or deemed to be filed with the SEC under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended.

AUDIT COMMITTEE REPORT TO SHAREHOLDERS

The Audit Committee of the Company’s Board of Directors (the “Audit Committee”) is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee is composed of three Directors, each of whom is independent as defined by Rule 4200(15) of the NASDAQ Stock Market. The Audit Committee operates under a written charter approved by the Board of Directors. A copy of the charter is available on the Company’s website at www.rfbkonline.com.

Management is responsible for the Company’s internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2005 with management and the independent accountant and reviewed the Annual Report on Form 10-K. The Audit Committee has discussed with the independent accountant the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards AU § 380). The Audit Committee received the written disclosures and letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the independent accountant the independent accountant’s independence.

Based upon the Audit Committee’s discussions with management and the independent accountants, and the Audit Committee’s review of the disclosures and representations of management and the independent accountants, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Lyle W. Hall, Chair
William W. Batoff
Barry L. Spevak

REPORT OF THE COMPENSATION AND OPTION COMMITTEE

The Compensation and Option Committee (the “Committee”) is responsible for reviewing the Company’s compensation philosophy and programs and exercises oversight with respect to the payment of annual salary, bonuses, and stock-based incentives to Directors and officers, and also exercises authority with respect to the administration of the stock incentive plans of the Company.

Compensation Philosophy and Practice

The Committee believes that leadership and motivation of the Company’s employees is critical to the continued success of the Company. In support of this philosophy, the Committee structures its compensation programs to achieve the following objectives:

•
offer compensation opportunities that attract and retain exceptionally talented individuals, motivate individuals to perform at their highest levels, and reward achievements that further the business strategy of the Company.

•	link a significant portion of an executive’s total compensation to the annual and long term financial performance of the Company and the creation of stockholder value; and

•	encourage executives to manage from the perspective of persons with ownership interests in the Company.

The Committee utilizes a formal executive incentive program under which achievement of specific net income, profit, quality and growth of assets are set early in the year are considered when making compensation decisions. In reviewing the performance of executive officers whose compensation is detailed in this proxy statement other than Harry D. Madonna, the Company’s Chief Executive Officer, the Committee also takes into account the views of Mr. Madonna. The Committee determines the compensation of the Chief Executive Officer without his participation.

Executive Officer Compensation Program.

Base Salary. Base salary compensation is generally set within the ranges of salaries of executive officers with comparable qualifications, experience and responsibilities at other companies of similar size, complexity, revenues and growth potential taking into account the caliber and level of experience of management.

Annual Bonus Compensation. The Company’s executive officers are eligible for an annual cash bonus. Early in the year, the Compensation Committee establishes Company performance standards. During the past fiscal year, the corporate performance standards were based on growth in net income, commercial loans and increasing the quality of the Company’s assets.

Management Stock Ownership. Under the Company’s Amended and Restated Stock Option Plan and Restricted Stock Plan, stock options and shares of restricted stock may be granted to the executive officers and other key employees of the Company. The Committee believes that it is important for the Company’s executive officers to hold significant levels of stock ownership in order to align the interests and objectives for the executive officers with those of the Company’s other stockholders. Furthermore, the Committee believes that awards under the Amended and Restated Stock Option Plan and Restricted Stock Plan provide incentives for improving the long-term performance of the Company and help retain superior talent in the Company’s senior management. The Committee awards stock options and restricted shares, and determines the size of stock option and restricted share awards based on similar factors as are used to determine the base salaries and annual bonus amounts, including comparative compensation data.

Deferred Compensation Plan. Executive Officers participate in a deferred compensation plan wherein an amount equal to 20% of base salary is contributed to the plan by the Company, and utilized to buy stock of the Company. To promote retention of key officers, a three year vesting requirement is required for each contribution.

Chief Executive Officer Compensation

The base salary of the Company's Chairman and Chief Executive Officer, Harry D. Madonna is stipulated in the Madonna Agreement. The Madonna Agreement provides that Mr. Madonna is also eligible to receive an annual bonus of at least 25 percent of his then annual base salary in the sole discretion and determination of the Board upon achieving mutually agreed upon budget criteria. In determining Mr. Madonna's compensation, the Committee considered the demonstrated leadership he brings to the Company and the performance of the Company during the last fiscal year as measured against the Company performance standards established by the Committee and other factors deemed relevant by the Committee. Specifically, the Committee considered the Company’s short-term loan program, the reduction in the amount of classified assets, the collection of problem loans, the retention of key personnel, the development of a quality senior management team, the growth in the dollar amount of commercial loans, the increasing shareholder value and the achievement of the net income target of the Bank. After comparing the Company’s performance against the foregoing criteria, the Committee concluded that, Mr. Madonna will receive a bonus in the amount of $150,000.

Respectfully submitted,

William W. Batoff, Chair
Lyle W. Hall
Barry L. Spevak

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 21, 2006, information with respect to the securities holdings of all persons which the Company, pursuant to filings with the Securities and Exchange Commission and the Company’s stock transfer records, has reason to believe may be deemed the beneficial owners of more than five percent (5%) of the Company's outstanding common stock. The following table also sets forth, as of such date, the beneficial ownership of the Company's common stock by each Director and nominee for Director of the Company, by the Company’s Chief Executive Officer, by each of the Company’s four other most highly compensated executive officers in 2005, and by all of the Company’s officers and Directors as a group. Each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percentage of Class(2)
Harry D. Madonna	545,282(3)	6.2%
William W. Batoff	103,164(5)	1.1%
Robert J. Coleman	129,560(4)	1.4%
Neal I. Rodin	157,256(6)	1.8%
Steven J. Shotz	332,155(7)	3.7%
Harris Wildstein, Esq.	620,896(8)	7.0%
Louis J. DeCesare	42,230(9)	*
Paul Frenkiel	84,381	1.0%
Lyle W. Hall, Jr.	35,227(10)	*
Barry L. Spevak	10,358(11)	*
Paul A. Verdi	22,590(12)	*
All Directors and executive officers as a group (12 persons)	2,083,099	22.7%

* Represents less than 1% of the issued and outstanding shares.

(1)	Unless otherwise indicated, the address of each beneficial owner is c/o Republic First Bancorp, Inc., 1608 Walnut Street, Philadelphia, PA 19103.

(2)
The securities “beneficially owned” by an individual are determined in accordance with the definition of “beneficial ownership” set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended. As of February 21, 2006 there were 8,753,999 shares of the Company’s common stock outstanding.

(3)	Includes 107,408 shares of common stock subject to options which are currently exercisable.

(4)	Includes 6,360 shares of common stock issuable upon exercise of options which are currently exercisable.

(5)	Includes 18,803 shares of common stock issuable upon the exercise options which are currently exercisable.

(6)	Includes 17,571 shares of common stock issuable upon exercise of options which are currently exercisable.

(7)	Includes 102,064 shares of common stock issuable upon exercise of options which are currently exercisable.

(8)
Includes 98,368 shares of common stock issuable upon exercise of options which are currently exercisable. Does not include 8,326 shares held as custodian, 36,380 shares in trust, and 10,112 shares with power of attorney for his grandchildren, children and mother, for which Mr. Wildstein disclaims beneficial ownership. Also does not include 1,024 shares owned by his son outright for which Mr. Wildstein disclaims beneficial ownership.

(9)	Includes 39,211 shares of common stock issuable upon exercise of options which are currently exercisable.

(10)	Includes 6,360 shares of common stock issuable upon exercise of options which are exercisable.

(11)	Includes 6,360 shares of common stock issuable upon exercise of options which are exercisable.

(12)	Includes 22,456 shares of common stock issuable upon exercise of options which are currently exercisable.

Certain Relationships and Related Party Transactions

Certain of the Directors of the Company and/or their affiliates have loans outstanding from the PA Bank which, as noted above, is a wholly-owned subsidiary of the Company. All such loans were made in the ordinary course of the PA Bank’s business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and, in the opinion of management, do not involve more than the normal risk of collectability or present other unfavorable features.

The following important intercompany agreements between the Company and the DE Bank have remained in force following the spin-off:

•	Financial Accounting and Reporting Service Agreement dated July 31, 2004;

•	Compliance Services Agreement dated July 31, 2004;

•	Operation and Data Processing Services Agreement dated July 31, 2004; and

•	Human Resources and Payroll Services Agreement dated July 31, 2004

The agreements set forth above provide for data processing, accounting, human resources and compliance services. All such services are provided by BSC Services Corporation, a subsidiary of the DE Bank. The PA Bank and the DE Bank reimburse BSC Services Corporation for actual costs incurred in connection with the provision of such services.

Another intercompany agreement which is currently in effect between the Bank and the DE Bank is:

•
an agreement dealing with the PA Bank’s participation in tax anticipation loans made by the DE Bank. Tax anticipation loans short-term, small amount loans repayable out of the tax refund paid to the borrower, primarily from the U.S. Treasury. The agreement provides for the purchase by the PA Bank of such loans made by the DE Bank, which due to its size, is more limited in the amount of such loans it can retain. The DE Bank retains a $3 servicing fee for each tax anticipation loan sold to the PA Bank. In 2005, the PA Bank has paid the DE Bank approximately $258,667 in such fees.

Registered Public Accounting Firm

On April 4, 2005, the Company dismissed its independent accountants, Grant Thornton LLP ("Grant") and appointed Beard Miller Company LLP ("Beard") as its new independent accountants, each effective immediately. The decisions to dismiss Grant and to engage Beard were approved by the Company’s Audit Committee. The Audit Committee's decisions were based upon a response to a competitive bid requested by the Company. The reports on the Company’s financial statements from Grant for the past two years have not contained an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to any uncertainty, audit scope, or accounting principles. There have been no disagreements with Grant on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure during the two most recent fiscal years, or any subsequent interim period through the date of dismissal, which, if not resolved to the satisfaction of Grant, would have caused it to make reference to the subject matter of the disagreement in connection with its report. During such time period there were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

The Company provided Grant with a copy of the disclosures it is making in this proxy statement in response to Item 304(a) of Regulation S-K.

During the years ended December 31, 2004 and 2003 and the subsequent interim period through the date of this Form 8-K, neither the Company nor anyone on its behalf consulted Beard on any of the matters or reportable events listed in Item 304 (a) (2) (i) and (ii) of Regulation S-K.

The following table presents fees for the audit of the Company’s annual financial statements and other professional services by Beard for 2005 and Grant for 2004.

	2005	2004

Audit Fees:	$105,000	$162,732

Audit-Related Fees:		--

Tax Fees:	9,500	32,481

All Other Fees:		8,081

Total Fees	$114,500	$203,294

Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Beard in connection with statutory and regulatory filings or engagements.

Audit-Related Fees consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”

Tax Fees consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance, tax audit defense, customs and duties, and mergers and acquisitions.

All Other Fees consist of fees billed for products and services provided by the principal accountant, other than those services described above.

Representatives of Beard are expected to be present at the Annual Meeting, they will have the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

Audit Committee Pre-Approval Procedures

The Audit Committee meets with our independent auditors to approve the annual scope of accounting services to be performed and the related fee estimates. The Audit Committee also meets with the Company’s independent auditors, on a quarterly basis, following completion of their quarterly reviews and annual audit and prior to the Company’s earnings announcements, to review the results of their auditors’ work. During the course of the year, the chairman of the Audit Committee has the authority to pre-approve requests for services that were not approved in the annual pre-approval process. The chairman reports any interim pre-approvals at the following quarterly meeting. At each of the meetings, management and the Company’s independent auditors update the Audit Committee with material changes to any service engagement and related fee estimates as compared to amounts previously approved. During fiscal 2005, all audit and non-audit services performed by Beard for the Company were pre-approved by the Audit Committee in accordance with the foregoing procedures.

Shareholder Proposals and Nominations for the 2007 Annual Meeting

Any shareholder who intends to present a proposal for consideration at the Company’s 2007 Annual Meeting of Shareholders must submit her or his proposal to the Company no later than November 25, 2006 in order to have the Company consider the inclusion of such proposal in the Company’s 2007 proxy and proxy statement relating to the 2007 Annual Meeting. Reference is made to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, for information concerning the content and form of such proposal and the manner in which such proposal must be made.

Any shareholder who intends to present a proposal for consideration at the Company’s 2007 annual meeting of shareholders must deliver written notice to the Company’s corporate secretary no later than November 25, 2006. These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement.

Nominations for election to the Board of Directors at the 2007 Annual Meeting may be made only in writing by a shareholder entitled to vote at the 2006 Annual Meeting of Shareholders. Such nominations must be addressed as follows: Denise Tinney, Corporate Secretary, Republic First Bancorp, Inc., 1608 Walnut Street, Philadelphia, PA 19103. Nominations for the 2007 Annual Meeting must be received by the Corporate Secretary no later than November 25, 2006 and must be accompanied by the following information: (i) the name and address of the share-holder who intends to make the nomination; (ii) a representation that the shareholder is a holder of record of stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated or intended to be nominated by the Board; and (v) the consent of each nominee to serve as a Director of the Company if so elected. The Chairman of any meeting of shareholders held to elect Directors and the Board of Directors may refuse to recognize the nomination of any person not made in compliance with such provisions.

Annual Report and Form 10-K

The Company will provide without charge to each shareholder of the Company, upon receipt of a written request, a full copy of the Company’s Annual Report and Form 10-K for the year ended December 31, 2005, including all materials filed as an exhibit or schedule thereto. A request for such copy should be delivered to Denise Tinney, Corporate Secretary, Republic First Bancorp, Inc., 1608 Walnut Street, Philadelphia, PA 19103. Such request should also set forth a good faith representation that as of March 14, 2006, the requesting party was a beneficial owner of the Company’s common stock.

Other Matters

Management does not know of any other matters to come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons designated as proxies to vote in accordance with their best judgment on such matters. The shareholders, present and voting at the Annual Meeting, may extend by adjournment the Annual Meeting as provided in the Bylaws.

IT IS IMPORTANT THAT YOU RETURN YOUR SIGNED PROXY CARD PROMPTLY, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

By Order of the Board of Directors,

/s/ Denise Tinney
Denise Tinney,
Corporate Secretary

March 24, 2006

Mark your votes as indicated in this example [X]

REVOCABLE PROXY
REPUBLIC FIRST BANCORP, INC. COMMON STOCK

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Republic First Bancorp, Inc. (the "Company") hereby constitutes and appoints Paul A. Verdi and Maria L. Oliveri, or either of them the lawful attorneys and proxies of the undersigned both with full power of substitution, for and on behalf of the undersigned, to vote as specified on the reverse side, all of the shares of the Company's common stock held of record by the undersigned on March 14, 2006 at the Annual Meeting of Shareholders of the Company to be held on Tuesday, April 25, 2006, at 4:00 p.m., Philadelphia Time, at The Union League of Philadelphia, Broad & Sansom Streets, Philadelphia, PA 19102 and at any adjournments or postponements thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSAL (1). IF ANY OTHER MATTERS ARE VOTED ON AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THE PROXYHOLDERS ON SUCH MATTER IN THEIR SOLE DISCRETION. THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

(1) Election of Directors:

[ ] FOR all nominees	[ ] WITHHOLD AUTHORITY	[ ] For all Except
Robert J. Coleman
Lyle W. Hall
Harris Wildstein, Esq.

(Instruction: to withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below):

Please complete, date and sign this proxy on the reverse side and mail without delay in the enclosed envelope.

NOTE: Joint owners must EACH sign. Please sign EXACTLY as your name(s) appear(s) on this card. Signature(s) should agree with name(s) on proxy form. Executors, administrators, trustees, and other fiduciaries, and persons signing on behalf of corporations or partnerships, should so indicate when signing. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give your FULL title.

Receipt of the Company's Annual Report and Notice of Meeting and Proxy Statement, dated March 24, 2006 is hereby acknowledged.

Please be sure to sign and date this Proxy in the box below.	Date _____________________

Stockholder sign above	Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.

REPUBLIC FIRST BANCORP, INC.
________________________________________________________________________

PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY.
________________________________________________________________________

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.